Exhibit 10.11

May 25, 2004

F. Raymond Salemme
1970 Timber Lakes Drive
Yardley, Pa 19067	via fedex: 215-504-0836

Dear Ray:

On behalf of the Board of Directors, I am pleased to offer you the position of Chief Executive Officer with Linguagen Corp. (“Linguagen”). This letter sets forth the terms of your employment by the Company, with your first day of employment being June 1, 2004.

1.                                       Position, Duties and Responsibilities

a.               You will report to the Board of Directors of the Company and, during your employment, shall be elected as a member of the Board as a Director of the Company.

b.              On or before your first day of employment, you shall sign the Company’s Confidentiality, Nondisclosure, Noncompetition and Invention Assignment Agreement for employees, a copy of which is attached hereto as Exhibit A.

2.                                       Salary and Bonus Compensation

a.               Base Salary: Your base salary will be $25,000 per month ($300,000/year), payable bi-weekly. This base salary may be adjusted annually by the Board beginning in January 2005, consistent with your performance and the Company’s policy regarding adjustments in officer compensation established from time to time by the Board.

b.              Bonus Compensation. You will, in addition, be eligible for a cash bonus of up to forty percent (40%) of your base salary as well as, at the Board’s discretion, a stock bonus for each fiscal year (running from January 1 to December 31) during your employment based upon performance. The bonus for 2004 is to be prorated based on seven twelfths (7/12) of the full year bonus eligibility. Bonus criteria for 2004 are to be agreed upon within three (3) months of the signature date of this employment agreement. Performance for bonus purposes during succeeding years will be measured against a set of criteria or milestones to be approved by the Board of Directors no later than December 31 of the preceding year.

3.                                       Benefits. You will be eligible for the benefits package available to company executives, as such may be altered from time to time by Linguagen, so long as you and/or your dependents meet all eligibility requirements. Presently these benefits include health care insurance coverage for yourself and your family, sick days, paid holidays, and four weeks of annual vacation, all in accordance with our corporate policies, which of course may change over time.

4.                                       Expense Reimbursement. The Company shall reimburse you for all reasonable out-of-pocket expenses which you incur on behalf of the Company, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

5.                                       Long-Term Incentive Compensation. As of the date on which you commence employment, you shall receive the following grant in accordance with the terms of the Company’s Stock Option Plan, a copy of which is attached hereto as Exhibit B.

a.               Stock Option: You will be granted a stock option to purchase an aggregate number of shares of Linguagen common stock equal to six percent (6%) of the fully diluted equity of the Company following the closing of our Series A financing and concurrent enlargement of our option pool (the “Option”). Fully diluted equity includes all shares reserved for issuance pursuant to our plan. The Option will have an exercise price equal to the fair market value (currently $0.42 per share) of the underlying common stock on the date of grant. This Option shall be subject to and conditioned upon the approval of Linguagen’s stockholders increasing the number of shares that may be issued under the Company’s Stock Option Plan. The estimated total number of shares outstanding after the completion of the Series A financing (inclusive of the shares of Series A Preferred to be purchased by you pursuant to 5b and the option grant to you hereunder) and expansion of the Common Option pool is estimated to be approximately 10,658,656 shares. The Option will vest as follows: (i) twenty five percent (25%) of the Option shall vest on the first anniversary of your first day of employment with Linguagen; and (ii) 1/48th of the Option shall vest on the first day of each month beginning with the thirteenth month following your first day of employment with Linguagen. The entire Option shall vest over a period of four (4) years have a maximum term of ten (10) years. As with all Linguagen options, the grant will be subject to the stock option plan and the execution of a stock option agreement in the form specified by the Board.

b.              Agreement to Purchase Preferred Stock: In addition, concurrent with the final closing of our Series A Financing and expansion of the Common Option pool, you agree to participate in the Series A financing round by purchasing Series A preferred stock, at the same price and terms as the other investors, equal to one percent (1%) of the fully diluted equity of the Company as defined in 5a. above.

c.               Annual Awards. You will be eligible to participate in the Company’s annual awards to executives of long-term incentive compensation, should the Company elect to establish an equity incentive plan. Awards will be based upon performance as determined by the Board’s Compensation Committee.

6.                                       Change of Control. Immediately upon an acquisition of the Company by merger, the sale of all or substantially all of the Company’s assets, or the purchase of fifty percent (50%) or more of the Company’s voting securities by a single entity or any other reorganization resulting in a change of fifty percent (50%) or more in the ownership of the Company’s outstanding voting securities (any such action hereinafter to be referred to as a “Change of Control”), regardless of whether or not you shall have voted for such Change of Control as a Director or stockholder or consented thereto in writing, all of your unvested options shall immediately vest and become exercisable.

7.                                       Term of Employment. Your employment with the Company is “at will” and not for any specified period of time. As a result, either you or the Company are free to

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terminate your employment at any time for any reason, with or without cause, by giving written notice of such termination.

8.                                       Effect of Termination. If the Company terminates your employment “Without Cause” (defined below), then you will continue to receive your base salary (based on your base salary prevailing at the time of termination), benefits and the vesting of stock options for 12 months from the date of such termination of your employment (hereafter, the “Severance Period”).

If you are terminated for “Cause” (defined below) or you resign at any time (other than for “Good Reason” as defined below), then you would only be paid all salary and benefits through the date of termination of your employment.

As used in this Section, a termination for “Cause” shall mean a termination for any of the following reasons: (i) engaging in intentional misconduct which materially harms the Company; (ii) being convicted of a felony; (iii) committing an act of fraud against the Company or the willful material misappropriation of property belonging to the Company; (iv) materially breaching the Confidentiality, Nondisclosure, Noncompetition and Invention Assignment Agreement or any other agreement between you and the Company; or (v) willfully disregarding your material duties despite adequate warnings from the Board. With respect to a violation or breach as specified under clauses (iv) or (v) above, “Cause” shall not exist unless you fail to cure such breach or misconduct within twenty (20) days after you are given written notice from the Company specifying such breach and stating that your failure to cure such breach or misconduct will constitute Cause for termination under this agreement. The Company will provide written notice of the reason for termination in the case of any termination for “Cause.” A termination for any other reason shall be a termination “Without Cause.” This regard of duties shall not be interpreted to include any failure to meet sales milestones or other goals established by the Company. An action will not be deemed willful unless performed by the employee in bad faith.

9.                                       Termination for Good Reason. If you terminate your employment with the Company for Good Reason (as hereinafter defined), you shall be entitled to the benefits applicable to termination Without Cause as set forth in Paragraph 8. For the purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any change in your title, demotion or diminution or material reduction in your responsibilities, duties or authority as provided for in this agreement, (ii) reduction in salary or bonus compensation, without your concurrence, (iii) relocation of the Company’s executive offices or your principal place of employment more than forty miles from the current location, without your concurrence; or (iv) any material uncured breach by the Company of any provision of this Agreement.

10.                                 Arbitration. Any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by the Company or the termination thereof, claims for breach of contract or breach or the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or worker’s compensation laws and (ii) claims concerning

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the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by the Company, or which the Company could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in Mercer County, New Jersey. The cost of arbitration will be bourn by the Company. The arbitration will be conducted in accordance with the rules and regulations of the American Arbitration Association. The prevailing party shall be awarded its attorneys’ fees and costs and arbitration related expenses from the non-prevailing party. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

11.                                 Miscellaneous. This Agreement and the rights and obligations of the parties shall be governed by New Jersey law. Neither party may assign this agreement. In the event that either party believes that the other party has breached this agreement in any way, the party claiming such breach shall give written notice and thirty (30) day opportunity to cure such breach, in the event such breach is curable.

We sincerely hope you will accept our offer: please indicate your acceptance by signing both copies of this letter, returning one to me and retaining the other for your records. If you have any questions concerning this position, please feel free to speak with me. Due to the need to promptly fill this position, this offer is effective for a period of one week from the date of this letter.

Sincerely yours,

/s/ Robert Chefitz
Robert Chefitz
Chairman of the Board of Directors

Accepted:	/s/ F. Raymond Salemme	Date:	June 1, 2004

Agreeable Starting Date:	June 1, 2004

cc: Linguagen CEO Search Committee

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CONFIDENTIALITY, NON-DISCLOSURE, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

This Confidentiality, Non-Disclosure, Non-Competition and Invention Assignment Agreement is made by and between Linguagen Corp., a Delaware corporation (hereinafter referred to collectively with any of its subsidiaries as “the Company”), and F. Raymond Salemme (“the Employee”).

IN CONSIDERATION of the employment and continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.                                       Condition of Employment.

The Employee acknowledges that his/her employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Confidentiality, Non-Disclosure, Non-Competition and Invention Assignment Agreement (“Agreement”).

2.                                       Proprietary and Confidential Information.

(a)           The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)           The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)           The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3.                                       Publishing.

The Company encourages its employees to publish the results of their research in scientific journals. To ensure this is done with proper accountability, articles are to be submitted for publication only with the Company’s approval. Specifically, except as may be approved in writing by the Company, the Employee shall not:

(a)           During the term of his/her employment with the Company, submit for publication or publish any idea or information relating to the Company’s “area of interest”, defined as: the Company’s operations or any field of research, investigation or business in which it is actually engaged or in which it is preparing or planning to engage, including, without limitation, research and development in the identification and development of taste or taste modifying compounds or any flavor or taste related ingredient for foods, beverages, pharmaceuticals, nutritionals, and oral care products; or

(b)           After the term of his/her employment with the Company, submit for publication or publish any idea or information relating to the Company’s area of interest if such idea or information was developed by the Employee for the Company, or obtained by the Employee from the Company, its consultants or affiliates, while the Employee was employed by the Company.

4.                                       Invention Assignment.

(a)           The Employee agrees to fully and promptly disclose to the Company any inventions, improvements, processes, procedures, techniques, documentation, specifications, research, designs, files, methods, ideas, whether patentable or not (collectively referred to as “Inventions”), which are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction, whether or not during normal working hours or on the premises of the Company. The Employee has attached hereto as Schedule A a list of Inventions as of the date of this Agreement which belong to the Employee and which the Employee shall not assign to the Company (the “Prior Inventions”), or, if no such list is attached, the Employee represents that there are no such Prior Inventions.

(b)           Any and all Inventions which the Employee may make, conceive, discover or develop during the term of his/her employment with the Company that involves research and development in the identification and development of taste or taste modifying compounds or any flavor or taste related ingredient for foods, beverages, pharmaceuticals, nutritionals, and oral care products, shall be deemed works made for hire under the applicable copyright laws, and it is intended that all such Inventions shall be the sole and exclusive property of the Company. The Employee agrees to assign and hereby does assign to the Company all his/her rights and interests in all Inventions, patents, copyrights, trademarks, and rights to royalties with respect to such Inventions, patents, copyrights, and trademarks, including all proprietary rights, publication rights, display rights, attribution rights, integrity rights, approval rights, publicity rights, privacy rights, or moral rights associated therewith. The Employee understands and the Company agrees that this paragraph (b) shall not apply to Inventions which are made and conceived by the Employee during their term of employment at the Company that do not involve the identification and development of taste or taste modifying compounds or any flavor or taste related ingredient for foods, beverages, pharmaceuticals, nutritionals, and oral care products or other core business activities in which the Company may become involved. The Employee further understands that this paragraph (b) shall not apply to Prior Inventions listed on Schedule A.

(c)           The Employee agrees to cooperate fully with the Company, both during and after his/her employment, to write and prepare all specifications and procedures regarding such Inventions and otherwise aid and assist the Company to procure, maintain, or enforce copyrights, patents or other intellectual property rights relating to Inventions. The Employee agrees to sign all papers, including without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company deems necessary or desirable in order to protects its rights and interests in Inventions. The Employee understands that he/she shall not receive any special or additional compensation for performing his/her obligations under this paragraph (c). If the Employee is called upon to render such assistance after he/she leaves the Company, however, the Employee will be entitled to reimbursement of any reasonable expenses incurred at the request of the Company.

5.                                       Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.                                       Non-Competition and Non-Solicitation.

While employed by the Company, the Employee shall devote all of his/her business time, attention, skill and effort to the faithful performance of his/her duties for the Company. For a period of one (1) year after the termination or cessation of Employee’s employment for any reason, the Employee will not, in the geographical areas that the Company or any of its subsidiaries does business or has done business at the time of Employee’s departure, directly or indirectly:

(a)           Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that the Company engaged in during the course of the Employee’s employment with the Company, including, but not limited to, any business which conducts research and development in the identification and development of taste or taste modifying compounds or any flavor or taste related ingredient for foods, beverages, pharmaceuticals, nutritionals, and oral care products (a “Competing Business”), provided, however, that nothing in this paragraph (a) shall prohibit the Employee from engaging in a unit, division or segment of a Competing Business so long as such unit, division or segment would not, by itself, be a Competing Business and the Employee does not directly support any of the activities comprising the Competing Business; or

(b)           Either alone or in association with others (i) solicit, recruit, induce, or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce, or attempt to solicit, recruit or induce any employee of the Company to leave the employ of the Company, or (ii) solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any person who is or was employed or engaged as an independent contractor by the Company at any time during the term of the Employee’s employment with the Company; or

(c)           Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Employee to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Company which were contacted, solicited or served by the Company at any time during the term of the Employee’s employment with the Company and regarding which the Employee had either: (y) substantive contact; or (z) access to confidential information.

7.                                       Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee’s employment for any period of time. This Agreement shall in no way alter the Company’s policy of employment at will, under which both the Employee and the Company remain free to terminate the employment relationship, with or without cause, at any time, or without notice. This at-will employment relationship may only be altered in a writing signed by the President of the Company.

8.                                       Return of Company Property.

The Employee agrees to return immediately upon the cessation of his employment with the Company all Company property including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, cellular phones, pagers, and Company vehicle, which is in his possession or control. The Employee further agrees to leave intact all electronic Company documents, including those which he developed or help develop during his employment.

9.                                       General Provisions.

(a)           Entire Ameement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.

This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(b)           Interpretation. If the Employee violates the provisions of Section 6 of this Agreement, the Employee shall continue to be bound by the restrictions set forth in Section 6 until a period of one (1) year has expired without any violation of such provisions. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(d)           Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)           Employee Acknowledgement and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and that therefore, in the event of any breach of this Agreement, the Employee agrees that the Company, in addition to any and all such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

(f)            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(g)           Subsidiaries and Affiliates. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h)           Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of New Jersey (without reference to the conflicts of law provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located within New Jersey), and the Company and the Employee each consents to the jurisdiction of such a court.

(i)            Cautions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j)            Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any future employers of the Employee, of the terms and existence of this Agreement and the Employee’s responsibilities hereunder.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

Linguagen Corp.

Date:	June 1, 2004	By:	/s/ Robert Chefitz

F. Raymond Salemme, PhD

/s/ F. Raymond Salemme
Date:	June 1, 2004		(Signature)